Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Reports Fourth Quarter and Full Year 2008 Financial Results
Fourth Quarter Cash Flow Fuels $42 Million Debt Pay-down and
$7.6 Million in Stock Repurchases;
278,000 GSA Vehicles Implemented in December
SOUTH PORTLAND, Maine, February 11, 2009 - Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the three and 12 months ended December 31, 2008.
Total revenue for the fourth quarter of 2008 decreased 11% to $80.9 million from $90.7 million for the fourth quarter of 2007. Net income to common shareholders on a GAAP basis was $65.2 million, or $1.66 per diluted share, compared with $4.6 million, or $0.11 per diluted share, for the comparable quarter a year earlier. On a non-GAAP basis, the Company’s adjusted net income for the fourth quarter of 2008 was $12.5 million, or $0.32 per diluted share, compared with $19.7 million, or $0.49 per diluted share, for the year-earlier period. In addition to previously excluded items, adjusted net income for the fourth quarter of 2008 excludes a non-cash asset impairment charge of $1.5 million related to product development costs.
Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the fourth quarter of 2008, the Company’s GAAP financial results include an unrealized $86.2 million pre-tax, non-cash, mark-to-market gain on these instruments. For the fourth quarter of 2007, the Company reported an unrealized pre-tax, non-cash, mark-to-market loss of $22.8 million.
Total revenue for the year ended December 31, 2008 was $393.6 million compared to $336.1 million in 2007. Net income for 2008 on a GAAP basis was $127.6 million, or $3.22 per diluted share, compared with $51.6 million, or $1.27 per diluted share, for full-year 2007. On a non-GAAP basis, adjusted net income for full-year 2008 was $74.1 million, compared with $76.0 million a year earlier.
Exhibit 1 reconciles adjusted net income which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP, for the three- and 12-month periods ended December 31, 2008 and December 31, 2007.
Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company’s financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.

Fourth-Quarter 2008 Performance Metrics
•	Average number of vehicles serviced was approximately 4.6 million, compared with approximately 4.5 million in the fourth quarter of 2007.

•	Total fuel transactions processed increased 6% from the fourth quarter of 2007 to 66.9 million. Payment processing transactions decreased 4% to 51.5 million, and transaction processing transactions increased 58% to 15.3 million.

•	Average expenditure per payment processing transaction decreased 16% from the fourth quarter of 2007 to $52.69.

•	Average retail fuel price declined 15% to $2.59 per gallon from $3.06 per gallon in the fourth quarter of 2007.

•	Total MasterCard purchase volume grew 21% to $586 million, from $484 million for the fourth quarter of 2007.
To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended December 31, 2008. This table is presented as Exhibit 2.
Management Comments on the Fourth Quarter
“Wright Express executed well in a very tough economic environment this quarter,” said Michael Dubyak, Chairman and CEO. “Our new GSA Fleet portfolio added approximately 278,000 vehicles to our installed base and attrition remained low, while our diversification efforts, including MasterCard, Pacific Pride and TelaPoint together made a significant contribution to our results.”
“The Company generated strong cash flow and maintained excellent liquidity in the fourth quarter and through 2008,” Dubyak said. “After paying down $42 million in financing debt and repurchasing $7.6 million in common stock during the quarter, we begin 2009 with an exceptionally strong balance sheet.”
“Our goal is to build on these strengths and maximize the results we produce even in difficult market conditions,” said Dubyak. “We expect further success in adding new vehicles and controlling attrition, and the diversification strategy we embarked on two years ago should continue to drive expanding streams of revenue. We will continue to invest in our growth strategies and in our people, and I am confident that Wright Express will be positioned for industry-leading growth when the economy begins to recover.”
Financial Guidance
Wright Express Corporation is issuing financial guidance for the first quarter and full year 2009. This guidance assumes continued deterioration in the economy and, therefore, further declines in fuel purchasing volume through the year, with volume in the Company’s installed base declining by approximately 10% to 15% from 2008. The guidance below also assumes a significant year-over-year decline in average fuel prices, partially countered by the Company’s fuel-price derivative instruments. The guidance below further assumes that credit loss for full-year 2009 will range from 45 to 55 basis points. The guidance below does not reflect the impact of any stock repurchases that may occur in 2009. In addition, the Company’s guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments, the amortization of purchased intangibles, and adjustments related to the deferred tax asset and tax-receivable agreement with the Company’s former parent company. The fuel prices referenced below are based on the applicable NYMEX futures price:
•	For the first quarter of 2009, revenue in the range of $61 million to $68 million. This is based on an assumed average retail fuel price of $1.98 per gallon.

•	First-quarter 2009 adjusted net income in the range of $10 million to $12 million, or $0.25 to $0.31 per diluted share, based on approximately 39 million shares outstanding.

•	For the full year 2009, the Company expects revenue in the range of $270 million to $285 million. This is based on an assumed average retail fuel price of $1.97 per gallon.

•	For the full year 2009, the Company expects adjusted net income in the range of $51 million to $59 million, or $1.30 to $1.50 per diluted share, based on approximately 39 million shares outstanding.
Conference Call Details
In conjunction with this announcement, Wright Express will host a conference call today, February 11, 2009, at 10:00 a.m. (ET). The conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, www.wrightexpress.com. The live conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. A replay of the webcast will be available on the Company’s website for approximately three months.
About Wright Express
Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.6 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit www.wrightexpress.com.
This press release contains forward-looking statements, including statements regarding: expectations for further success in adding new vehicles and controlling attrition; the implementation of a diversification strategy and its ability to expand revenue streams; plans for investment in growth strategies and human capital; confidence for success following an economic recovery; expectations for future financial performance; and assumptions, expectations and guidance for first-quarter and full-year 2009 results. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: volatility in fuel prices; fourth-quarter and full-year 2008 fueling patterns; risks related to customer and counterparty bankruptcies and credit failures; changes in interest rates; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; achievement of the expected benefits of the Company’s acquisitions; and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on February 28, 2008, and the Company’s other periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues
Payment processing revenue	$56,236	$69,339	$297,441	257,493
Transaction processing revenue	4,778	3,641	19,339	14,452
Account servicing revenue	7,975	7,344	30,631	26,767
Finance fees	7,864	7,523	31,043	26,885
Other	4,014	2,834	15,128	10,531

Total revenues	80,867	90,681	393,582	336,128

Expenses
Salary and other personnel	16,931	16,964	66,969	65,014
Service fees	4,732	4,199	20,361	14,987
Provision for credit losses	14,477	7,963	45,021	20,569
Technology leasing and support	2,032	2,121	8,510	8,738
Occupancy and equipment	3,376	1,512	9,159	6,091
Depreciation and amortization	5,481	4,456	20,123	15,018
Operating interest expense	7,326	9,061	34,993	34,086
Other	7,498	4,865	27,014	19,533

Total operating expenses	61,853	51,141	232,150	184,036

Operating income	19,014	39,540	161,432	152,092

Financing interest expense	(2,736)	(3,367)	(11,859)	(12,677)
Loss on extinguishment of debt	—	—	—	(1,572)
Net realized and unrealized gains (losses) on fuel price derivatives	87,082	(28,580)	55,206	(53,610)
(Increase) decrease in amount due to Avis under tax receivable agreement	145	—	(9,014)	78,904

Income before income taxes	103,505	7,593	195,765	163,137

Income taxes	38,354	2,970	68,125	111,560

Net income	$65,151	$4,623	$127,640	$51,577

Earnings per share:
Basic	$1.69	$0.12	$3.28	$1.29
Diluted	$1.66	$0.11	$3.22	$1.27

Weighted average common shares outstanding:
Basic	38,544	39,808	38,885	40,042
Diluted	39,373	40,425	39,787	40,751

WRIGHT EXPRESS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,
	2008	2007

Assets
Cash and cash equivalents	$183,117	$43,019
Accounts receivable (less reserve for credit losses of $18,435 in 2008 and $9,466 in 2007)	702,225	1,070,273
Income taxes receivable	7,903	3,320
Available-for-sale securities	12,533	9,494
Fuel price derivatives, at fair value	49,294	—
Property, equipment and capitalized software, net	44,864	45,537
Deferred income taxes, net	239,957	283,092
Goodwill	315,230	294,365
Other intangible assets, net	39,922	20,932
Other assets	16,810	15,044

Total assets	$1,611,855	$1,785,076

Liabilities and Stockholders’ Equity
Accounts payable	$249,067	$363,189
Accrued expenses	34,931	35,310
Deposits	540,146	599,089
Borrowed federal funds	—	8,175
Revolving line-of-credit facilities	170,600	199,400
Fuel price derivatives, at fair value	—	41,598
Other liabilities	3,083	4,544
Amounts due to Avis under tax receivable agreement	309,366	319,512
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock; 0.1 shares issued and outstanding	10,000	10,000

Total liabilities	1,317,193	1,580,817

Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized, 40,966 in 2008 and 40,798 in 2007 shares issued; 38,244 in 2008 and 39,625 in 2007 shares outstanding	410	408
Additional paid-in capital	100,359	98,174
Retained earnings	272,479	144,839
Other comprehensive (loss) income, net of tax:
Net unrealized loss on available-for-sale securities	(53)	(49)
Net unrealized (loss) gain on interest rate swaps	(1,736)	(1,417)
Net foreign currency translation adjustment	(55)	15

Accumulated other comprehensive (loss) income	(1,844)	(1,451)

Less treasury stock at cost, 2,722 shares in 2008 and 1,173 shares in 2007	(76,742)	(37,711)

Total stockholders’ equity	294,662	204,259

Total liabilities and stockholders’ equity	$1,611,855	$1,785,076

WRIGHT EXPRESS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year ended December 31,
	2008	2007

Cash flows from operating activities
Net income	$127,640	$51,577
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Net unrealized (gain) loss on derivative instruments	(90,892)	37,074
Stock-based compensation	5,216	4,508
Depreciation and amortization	20,588	15,719
Loss on extinguishment of debt	—	1,572
Deferred taxes	41,967	95,117
Provision for credit losses	45,021	20,569
Loss on disposal and impairment of property and equipment	108	—
Loss on impairment of internal-use software under development	1,538	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	362,444	(286,236)
Other assets	(328)	(2,163)
Accounts payable	(156,463)	66,048
Accrued expenses	(1,105)	6,756
Income taxes	(4,934)	(4,147)
Other liabilities	(1,475)	364
Amounts due to Avis under tax receivable agreement	(10,146)	(98,847)

Net cash provided by (used for) operating activities	339,179	(92,089)

Cash flows from investing activities
Purchases of property and equipment	(16,111)	(16,624)
Purchases of available-for-sale securities	(4,301)	(2,518)
Maturities of available-for-sale securities	1,255	1,123
Purchases of fleet card receivables	—	(1,922)
Purchase of trade name	(44)	—
Acquisitions, net of cash acquired	(41,613)	(40,806)

Net cash used for investing activities	(60,814)	(60,747)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	113	3,023
Payments in lieu of issuing shares of common stock	(2,225)	(2,188)
Proceeds from stock option exercises	415	3,459
Net (decrease) increase in deposits	(58,943)	204,390
Net decrease in borrowed federal funds	(8,175)	(57,221)
Net (repayments) borrowings on 2007 revolving line-of-credit facility	(28,800)	199,400
Loan origination fees paid for 2007 revolving line-of-credit facility	(1,556)	(998)
Net repayments on 2005 revolving line-of-credit facility	—	(20,000)
Repayments on term loan	—	(131,000)
Repayments of acquired debt	—	(374)
Purchase of shares of treasury stock	(39,031)	(37,711)

Net cash (used for) provided by financing activities	(138,202)	160,780

Effect of exchange rates on cash and cash equivalents	(65)	15

Net change in cash and cash equivalents	140,098	7,959
Cash and cash equivalents, beginning of period	43,019	35,060

Cash and cash equivalents, end of period	$183,117	$43,019

Exhibit 1
Wright Express Corporation
Reconciliation of Adjusted Net Income to GAAP Net Income
Fourth Quarter and Full Year 2008 and 2007
(in thousands)
(unaudited)

	Three months	Three months
	ended	ended	12 months ended	12 months ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Adjusted net income	$12,518	$19,673	$74,148	$76,010

Non-cash, mark-to-market adjustments on derivative instruments	86,240	(22,823)	90,892	(37,074)
Amortization of purchased intangibles	(1,499)	(681)	(4,854)	(1,089)
Asset impairment charge	(1,538)	—	(1,538)	—
Tax impact of foregoing adjustments	(30,570)	8,454	(31,008)	13,730

GAAP net income	$65,151	$4,623	$127,640	51,577

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments, excludes the amortization of purchased intangibles and in the fourth quarter of 2008 excludes a non-cash asset impairment charge. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:
•	Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;

•	The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and

•	The amortization of purchased intangibles and asset impairment have no impact on the operations of the business.
For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

Exhibit 2
Wright Express Corporation
Selected Non Financial Metrics

	Q4 2008	Q3 2008	Q2 2008	Q1 2008	Q4 2007

Fleet Payment Processing Revenue:
Payment processing transactions (000s)	51,509	55,519	55,940	53,225	53,379
Gallons per payment processing transaction	20.3	20.1	19.9	20.1	20.5

Payment processing gallons of fuel (000s)	1,047,627	1,115,908	1,112,153	1,070,829	1,093,510

Average fuel price	$2.59	4.02	3.96	3.26	3.06

Payment processing $ of fuel (000s)	$2,713,812	4,488,293	4,403,377	3,485,857	3,346,443
Net payment processing rate	1.86%	1.71%	1.82%	1.87%	1.91%

Fleet payment processing revenue (000s)	$50,407	76,802	80,217	65,075	64,015

MasterCard Payment Processing Revenue:

MasterCard purchase volume (000s)	$585,967	670,137	622,844	525,699	484,343
Net interchange rate	0.99%	1.03%	1.07%	1.05%	1.10%

MasterCard payment processing revenue (000s)	$5,830	6,883	6,692	5,536	5,323
Definitions:
Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.
Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.
Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.
Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.
MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard branded product.
Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.